EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD SECOND QUARTER

EARNINGS PER SHARE of $0.30

Network Services Acquisition helps increase Total Revenue by 18.3%, and

Net Revenues by 29.3%

Princeton, NJ – August 5, 2008 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payments services, today announced record second quarter net income of $11.5 million and fully diluted earnings per share of $0.30.

Highlights for the second quarter, which included the results of the acquisition of the Network Services (NWS) business of Alliance Data for one month, include:

•	Total transaction processing volume of $17.1 billion, up 29%, $15.2 billion organic volume, up 14%

•	Net Revenue up 29.3%, and excluding NWS increased by 17.7%

•	Earnings per share up 15% and net income up 10.3% from the second quarter of 2007

•	New margin installed increased by 12.2%

•	Operating margin on net revenue of 19.4%

Robert Carr, Chairman and CEO, said, “Our record second quarter is a reflection of our ability to achieve solid current results while investing for the future, even in a challenging environment. In the near term we are clearly facing a difficult economy, which resulted in same store sales in the quarter declining 0.1%, the first such decline in our history. Nevertheless, this quarter we continued our string of double-digit growth in new margin installed while increasing our processing volume 14%, excluding NWS, as we continue to increase our market share. Although we are only two months into the process today, the integration of NWS is proceeding nicely, and we are enthusiastic about the long-term benefits the transaction will offer to Heartland’s growth and profitability. Through our organic growth, acquisitions, and investments in new verticals, products, and markets, Heartland’s “Fair Deal” is rapidly becoming the premier brand in the payment processing industry.”

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Total revenues in the second quarter were $395 million, an increase of 18.3% compared to $333 million in the second quarter of 2007. Card processing volume for the three months ended June 30, 2008 increased 29.0% to $17.1 billion, including $2.0 billion of volume from acquisitions. Transaction processing volume and net revenue growth continue to benefit from the installation of larger and more profitable merchants onto our platform. Mr. Carr continued, “In the quarter we accomplished many strategic objectives, achieving greater penetration of the broad payments space and setting the stage for our next growth phase. Our card business is very strong, growing faster than the industry, and is preparing to add incremental volume, processing Discover and American Express transactions along with the NWS volume already added. In addition, we are also making solid progress in the payroll, remote deposit, and campus card markets. The second half of the year should be an exciting time as we begin to realize the benefits of both the NWS integration and our various investments.”

SIX MONTH RESULTS:

For the first six months of 2008, net income was $20.4 million or $0.53 per fully diluted share, increases of 19% and 23%, respectively, from the first six months of 2007. Revenues for the first half of 2008 were $734 million, up 19% compared to the first half of 2007.

FULL YEAR 2008 GUIDANCE:

The Company is affirming guidance for fiscal 2008. For the year, we expect net revenue (total revenues less interchange, dues and assessments) to grow by 16% - 18% organically, and in excess of 35% including NWS; and earnings per share to be $1.13 - $1.17.

DIVIDEND:

The Company also announced that the Board of Directors has declared a third quarter dividend of $0.09 per common share. The dividend is payable to shareholders of record on August 22, 2008 and will be paid on September 15, 2008.

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Conference Call:

Heartland Payment Systems, Inc. will host a conference call on August 5, 2008 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. You may also participate by calling 610-228-2110 to request the dial-in information for the conference call.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Friday, August 29, 2008.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 250,000 businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's annual report on Form 10- K for the year ended December 31, 2007. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total Revenues	$394,554	$333,445	$734,173	$617,657

Costs of Services:
Interchange	282,377	245,225	527,654	450,562
Dues and assessments	14,152	12,398	26,494	22,857
Processing and servicing	45,953	32,764	82,882	64,094
Customer acquisition costs	12,274	11,383	23,724	21,774
Depreciation and amortization	2,465	1,661	4,375	3,385

Total costs of services	357,221	303,431	665,129	562,672
General and administrative	18,289	13,735	35,463	28,034

Total expenses	375,510	317,166	700,592	590,706

Income from operations	19,044	16,279	33,581	26,951

Other income (expense):
Interest income	169	517	469	976
Interest expense	(751)	(233)	(1,097)	(345)
Loss on investment	—	—	(103)	—
Other, net	1	5	24	(90)

Total other income (expense)	(581)	289	(707)	541

Income before income taxes	18,463	16,568	32,874	27,492
Provision for income taxes	6,994	6,166	12,428	10,238

Net income	$11,469	$10,402	$20,446	$17,254

Net income	$11,469	$10,402	$20,446	$17,254
Other comprehensive income: Unrealized gains on investments, net of income tax of $(3), $(4), $9 and $(2)	(6)	(7)	15	(4)
Foreign currency translation adjustment, net of income tax of $37 and $(124)	54	—	(205)	—

Comprehensive income	$11,517	$10,395	$20,256	$17,250

Earnings per common share:
Basic	$0.31	$0.28	$0.55	$0.46
Diluted	$0.30	$0.26	$0.53	$0.43

Weighted average number of common shares outstanding:
Basic	37,387	37,653	37,464	37,580
Diluted	38,688	39,863	38,755	39,919

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$40,142	$35,508
Funds held for payroll customers	22,651	24,201
Receivables, net	156,276	122,613
Investments held to maturity	1,141	1,119
Inventory	7,721	5,383
Prepaid expenses	4,653	3,478
Current tax asset	4,739	5,449
Current deferred tax assets, net	835	690

Total current assets	238,158	198,441
Capitalized customer acquisition costs, net	76,376	70,498
Deferred tax assets, net	1,517	3,878
Property and equipment, net	59,403	50,248
Goodwill	58,774	5,489
Intangible assets, net	34,352	481
Deposits and other assets, net	202	154

Total assets	$468,782	$329,189

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$98,182	$49,798
Accounts payable	26,138	20,495
Deposits held for payroll customers	22,651	24,201
Current portion of borrowings	56,250	—
Current portion of accrued buyout liability	11,006	11,521
Merchant deposits and loss reserves	19,028	14,757
Accrued expenses and other liabilities	22,045	15,266

Total current liabilities	255,300	136,038
Reserve for unrecognized tax benefits	1,391	1,230
Long-term portion of borrowings	18,750	—
Long-term portion of accrued buyout liability	29,015	26,252

Total liabilities	304,456	163,520

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 37,448,752 and 39,804,322 shares issued at June 30, 2008 and December 31, 2007; 37,448,752 and 37,989,622 shares outstanding at June 30, 2008 and December 31, 2007	38	40
Additional paid-in capital	165,155	173,346
Accumulated other comprehensive loss	(252)	(62)
(Accumulated deficit) Retained earnings	(615)	36,729
Treasury stock, at cost (1,814,700 shares at December 31, 2007)	—	(44,384)

Total stockholders’ equity	164,326	165,669

Total liabilities and stockholders’ equity	$468,782	$329,189

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities
Net income	$20,446	$17,254
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	25,822	21,253
Other depreciation and amortization	5,882	4,254
Addition to loss reserves	3,262	1,122
Provision for doubtful receivables	1,395	216
Stock-based compensation	775	801
Deferred taxes	2,292	90
Loss on investment	103	—
Other	4	172
Changes in operating assets and liabilities:
Increase in receivables	(15,686)	(11,558)
Decrease (increase) in inventory	899	(625)
Payment of signing bonuses, net	(24,053)	(21,639)
Increase in capitalized customer acquisition costs	(7,647)	(6,729)
Increase in prepaid expenses	(600)	(711)
Decrease in current tax asset	1,286	5,284
Increase in deposits and other assets	(43)	(9)
Excess tax benefits on options exercised under SFAS No. 123R	(811)	(3,820)
Increase in reserve for unrecognized tax benefits	160	476
Increase in due to sponsor bank	48,383	25,284
Increase in accounts payable	4,697	3,165
(Decrease) increase in accrued expenses and other liabilities	(824)	1,917
Decrease in merchant deposits and loss reserves	(1,201)	(1,161)
Payouts of accrued buyout liability	(3,250)	(4,746)
Increase in accrued buyout liability	5,498	7,250

Net cash provided by operating activities	66,789	37,540

Cash flows from investing activities
Purchase of investments held to maturity	(46)	(1,330)
Maturities of investments held to maturity	250	265
Decrease (increase) in funds held for payroll customers	1,245	(3,930)
(Decrease) increase in deposits held for payroll customers	(1,549)	3,828
Acquisition of business, net of cash acquired	(102,544)	(300)
Purchases of property and equipment	(12,375)	(13,993)

Net cash used in investing activities	(115,019)	(15,460)

Cash flows from financing activities
Proceeds from borrowings	95,000	—
Principal payments on borrowings and financing arrangements	(20,000)	(146)
Proceeds from exercise of stock options	1,783	4,546
Excess tax benefits on options exercised under SFAS No. 123R	811	3,820
Repurchase of common stock	(17,995)	(15,307)
Dividends paid on common stock	(6,724)	(3,757)

Net cash provided by (used in) financing activities	52,875	(10,844)

Net increase in cash and cash equivalents	4,645	11,236
Effect of exchange rates on cash	(11)	—
Cash and cash equivalents at beginning of year	35,508	16,054

Cash and cash equivalents at end of period	$40,142	$27,290